EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44798, 333-142713, and 333-156334) of Human Genome Sciences, Inc. of our report dated March 24, 2010, except for Note 3, as to which the date is March 31, 2011 relating to the financial statements of the Human Genome Sciences, Inc. Employee Stock Purchase Plan for the plan year ended December 31, 2009, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Baltimore, Maryland

March 26, 2012